UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 16, 2012

ALLIANCE HOLDINGS GP, L.P.

(Exact name of registrant as specified in its charter)

Delaware		03-573898
(State or other jurisdiction of incorporation or organization)	Commission File No.: 0-51952	(IRS Employer Identification No.)

1717 South Boulder Avenue, Suite 400, Tulsa, Oklahoma 74119

(Address of principal executive offices and zip code)

(918) 295-1415

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On March 16, 2012, Seminole Electric Cooperative, Inc. (“Seminole”) and Alliance Coal, LLC (“Alliance Coal”), a subsidiary of Alliance Resource Partners, L.P. (the “Partnership”), entered into a Contract for Purchase and Sale of Coal (the “Agreement”), pursuant to which, Alliance Coal has agreed to sell to Seminole, and Seminole has agreed to purchase, three to four million tons of coal annually beginning January 1, 2013 and continuing through 2018. Alliance Holdings GP, L.P. owns the managing general partner of the Partnership, the incentive distribution rights in the Partnership, and 42.2% of the common units of the Partnership. The Partnership currently sells Seminole approximately 3.65 million tons per year pursuant to coal supply agreements that will be superseded or replaced by the Agreement. Pricing for the coal is subject to quarterly and annual adjustments as provided in the Agreement. The coal will be delivered from various mines operated by Alliance Coal subsidiaries in the Illinois Basin for use in the Seminole Generating Station in Putnam County, Florida.

Other terms and conditions of the Agreement include: provision for excuse of performance if due to force majeure events beyond a party’s control and not due to its own negligence; coal quality standards including specific standards for British thermal units, moisture, ash, and sulfur; sampling and analysis in accordance with ASTM standards; remedies for failure to meet specified quality standards that include price adjustments and rejection or suspension of shipments; and price adjustment provisions including quarterly increases or decreases; and contract modifications due to governmental impositions. The Agreement also includes provisions allowing one or both of the parties to terminate as to all or part of the contract quantity prior to the end of the term in certain defined instances, including circumstances involving extended periods of suspended or reduced performance due to force majeure events or other excuse; price increases beyond specified levels due to governmental impositions; produced coal that prevents receiving plants from operating in conformance with design capabilities; legislative or regulatory changes that make it commercially impracticable or uneconomical for Seminole to utilize the coal or substantially increases Alliance Coal’s costs in producing the coal; and defaults in performance that are not or cannot be cured timely.

The Partnership provided a guaranty in favor of Seminole which guarantees prompt payment when due of all amounts owed by Alliance Coal under the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Alliance Holdings GP, L.P.

By:	Alliance GP, LLC,
its general partner

By:	/s/ Joseph W. Craft III
Joseph W. Craft III
President and Chief Executive Officer

Date: March 21 , 2012

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